                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              CONTEL CELLULAR INC.
- - --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

                              CONTEL CELLULAR INC.
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                     [LOGO]

                                              Contel Cellular Inc.
                                              245 Perimeter Center Parkway
                                              Atlanta, Georgia 30346

To the Stockholders of
Contel Cellular Inc.:

                                        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of Contel Cellular Inc., a Delaware corporation, will be held at 10:00 a.m. (local time) on Wednesday, June 1, 1994, at the Chemical Bank Building, 270 Park Avenue, Eleventh Floor, Room 2, New York, New York 10017, for the following purposes:

          (1) To elect a Board of Directors to serve until the next Annual Meeting of Stockholders or until successors are duly elected and qualified; and

          (2) To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed April 22, 1994, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or at any adjournment thereof.

                                            By Order of the Board of Directors,


                                                       JAY M. ROSEN
                                                         Secretary

Dated: April 29, 1994

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                                                            CONTEL CELLULAR INC.
                                                    245 PERIMETER CENTER PARKWAY
                                                          ATLANTA, GEORGIA 30346

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 1, 1994

     This Proxy Statement is furnished to stockholders of Contel Cellular Inc. ("Contel Cellular" or the "Company") in connection with the Annual Meeting of the Stockholders of Contel Cellular (the "Annual Meeting") to be held at 10:00 a.m., Local Time, on Wednesday, June 1, 1994, at the Chemical Bank Building, 270 Park Avenue, Eleventh Floor, Room 2, New York, New York 10017, and at any adjournment thereof. The Contel Cellular Board of Directors is soliciting proxies to be voted at the Annual Meeting.

     This Proxy Statement and Notice of Meeting, the proxy card and Contel Cellular's Annual Report to stockholders were mailed to stockholders beginning April 29, 1994.

PROXY PROCEDURE

     Only stockholders of record at the close of business on April 22, 1994 are entitled to vote in person or by proxy at the Annual Meeting.

     If a stockholder attends the Annual Meeting, he or she may vote by ballot. However, many of our stockholders are unable to attend the Annual Meeting. Therefore, Contel Cellular's Board of Directors solicits proxies so that each stockholder has the opportunity to vote on the proposals to be considered at the Annual Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a stockholder does not return a signed proxy card or does not attend the Annual Meeting and vote in person, his or her shares will not be voted. Abstentions are counted towards determining whether a quorum is present. Shares represented by broker non-votes are not considered present at the meeting and are not counted towards quorum.

     Stockholders are urged to mark a box on the proxy card to indicate how their shares are to be voted. If a stockholder returns a signed proxy card but does not mark a box, the shares represented by that proxy card will be voted as recommended by the Board of Directors. The proxy card also confers discretionary authority on the individuals named as Proxies on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the Annual Meeting. A stockholder may revoke his or her proxy at any time before it is voted by (1) giving notice in writing to the Secretary of Contel Cellular, (2) granting a subsequent proxy, or (3) appearing in person and voting at the Annual Meeting.

COST OF SOLICITATION

     The cost of soliciting proxies will be borne by Contel Cellular. Proxies may be solicited by directors, officers or regular employees of Contel Cellular in person or by telephone, telegram or other means of communication. In addition, Contel Cellular has retained D.F. King & Co., Inc., New York, New York, to assist in the solicitation of proxies, and it is estimated their charges and expenses will not exceed $5,000. Contel Cellular also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in accordance with the regulations of the Securities and Exchange Commission concerning the sending of proxies and proxy material to the beneficial owners of Contel Cellular Class A Common Stock.

VOTING

  Shares Outstanding

     As of April 22, 1994, there were 99,950,733 shares of capital stock of the Company issued, outstanding and entitled to vote as follows: 9,950,733 shares of Class A Common Stock, $1.00 par value per share; and

90,000,000 shares of Class B Common Stock, $1.00 par value per share. Holders of Class A Common Stock are entitled to one vote per share, and holders of Class B Common Stock are entitled to five votes per share. All of the outstanding shares of Class B Common Stock are presently held by Contel Corporation ("Contel"), a wholly owned subsidiary of GTE Corporation ("GTE"). See "CERTAIN TRANSACTIONS."

  Vote Required

     In accordance with the By-laws of the Company, a plurality of all votes cast at the Annual Meeting is required for the election of directors. As a result of its indirect ownership of all of the Class B Common Stock, GTE currently controls approximately 97.8% of the combined voting power of both classes of the capital stock of the Company. GTE intends to vote all of its shares of Class B Common Stock in favor of the nominees set forth herein. If GTE votes its shares in this manner, the election of these nominees is assured.

PROXY STATEMENT PROPOSALS

     At the annual meeting each year, the Board of Directors submits to stockholders its nominees for election as directors. In addition, the Board of Directors may submit other matters to the stockholders for action at the annual meeting. Stockholders of Contel Cellular also may submit proposals for inclusion in the proxy material. These proposals must meet the stockholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in Contel Cellular's 1995 proxy material, a stockholder's proposal must be received not later than December 30, 1994 at Contel Cellular's Corporate Headquarters, 245 Perimeter Center Parkway, Atlanta, Georgia 30346.

BOARD OF DIRECTORS

     The Board of Directors manages the business of Contel Cellular. It establishes the overall policies and standards for Contel Cellular and reviews the performance of management. The directors are kept informed of Contel Cellular's operations at meetings of the Board and its committees, through reports and analyses and discussions with management.

     The Board of Directors meets on a regularly scheduled basis and during 1993 met on five occasions. During 1993, only one of the incumbent directors, Irwin Schneiderman, attended less than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings of all Committees of the Board on which he served. Mr. Schneiderman serves on the Board and on the Compensation Committee and attended 70% of these combined meetings. For the Board of Directors as a whole, average attendance at Board and Committee meetings during 1993 was 93%.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established two standing Committees and has assigned certain responsibilities to each of these Committees.

  Audit Committee

     The Audit Committee met two times in 1993. The Audit Committee reviews the scope of audits proposed by the independent public accountants, reviews internal audit reports on various aspects of corporate operations and periodically consults with the independent public accountants on matters relating to internal financial controls and procedures.

  Compensation Committee

     The Compensation Committee met five times in 1993. The Compensation Committee reviews and approves the compensation of the senior management of the Company.

DIRECTORS' COMPENSATION

  Retainer and Meeting Fees

     Directors who are also employees of Contel Cellular, GTE or any subsidiary of GTE are not paid any fees or other remuneration, as such, for service on the Board or on any Board Committee.

     Each nonemployee director receives an annual retainer for Board service equal to $12,000. In addition, each nonemployee director receives $1,000 for each Board or Committee meeting he attends. Nonemployee directors are not otherwise eligible to participate in the employee incentive programs, savings plans, or stock purchase plans.

     All directors receive reimbursement of all out-of-pocket expenses they incur in attending meetings of the Board or its Committees.

EXECUTIVE COMPENSATION

  Report of the Compensation Committee

     The Compensation Committee (the "Committee") of the Board of Directors of Contel Cellular Inc. ("Contel Cellular" or the "Company") was established on December 3, 1992. As members of the Committee, we review and approve the annual compensation of Contel Cellular's Chief Executive Officer and senior management personnel (the "Executive Group").

     Compensation Philosophy. The Committee believes that the compensation for the Executive Group should attract superior individuals, reward sustained performance and maximize shareholder value. The Committee also believes that because Contel Cellular is a majority owned subsidiary of GTE Corporation ("GTE"), the compensation for the Executive Group should be compatible with the compensation of other GTE subsidiaries. This compatibility allows employees to transfer from Contel Cellular to other GTE business units and in turn allows Contel Cellular to draw superior employees from other parts of GTE, thereby providing for a vital workforce renewal.

     GTE has a uniform system of compensation among all of its subsidiaries designed to compensate executives at competitive compensation levels of comparable companies. This system is modified within each subsidiary, including Contel Cellular, based on the unit's unique business demands and comparable industry statistics. Information about GTE's compensation system has been provided to the Committee by representatives of GTE.

     To determine how GTE's uniform system of compensation should be modified and applied to Contel Cellular, Contel Cellular participates in surveys conducted by nationally recognized compensation consultants. Based on these surveys, the Committee believes Contel Cellular executives are compensated at or near the median of the range of comparable companies.

     The companies participating in these surveys include the cellular subsidiaries of the Regional Bell Operating Companies ("RBOC Subsidiaries") as well as independent publicly traded cellular companies. The companies included in the compensation surveys are not identical to the companies included in the Industry Peer Group utilized in the Performance Graph on page 9 because the RBOC Subsidiaries are included in the compensation surveys but not in the Industry Peer Group. The RBOC Subsidiaries are included in the compensation surveys because they are in the same industry as the Company and are frequently competitors of the Company. They are not included in the Industry Peer Group because the stocks of the RBOC Subsidiaries are not publicly traded independently of the stocks of their parent holding companies.

     Although the Committee attempts to keep the Company's executive compensation uniform with GTE's other subsidiaries, the Committee recognizes that Contel Cellular is not wholly owned by GTE. This fact requires some deviations from GTE's standard practices. These deviations are more fully described below.

     In keeping with the compensation philosophy of the Committee, the Executive Group's compensation is comprised of three components: base salary, incentive pay and stock awards.

     Base Compensation. The first component of executive pay is base salary. Each management position is given a grade level with an attendant salary range. The grade levels are determined using the Hay Job Evaluation System, an orderly and widely recognized job leveling system. The individual's performance, years of experience and prior salary increase history determine where within the salary range the individual's base salary falls.

     The base salary of each member of the Executive Group is determined by reviewing the individual's performance as well as the duties and responsibilities of the respective executive management position. The grade levels of the Executive Group are generally comparable to other similar management positions within GTE. However, because Contel Cellular is not wholly owned by GTE, the Committee reviews the grade levels and the base salary of each member of the Executive Group.

     The base compensation of Dennis L. Whipple, Chief Executive Officer of Contel Cellular, was increased from $162,600 to $170,700 effective March 15, 1993. This change represented a 5% increase in Mr. Whipple's base salary and was based upon both the performance of Contel Cellular and Mr. Whipple in 1992 as well as industry trends regarding executive compensation. The Committee reviewed Contel Cellular's and Mr. Whipple's performance with respect to objectives related to revenue, operating income, net income, capital expenditures, reduction in bad debt, service revenue, year-end subscribers, annual subscriber churn rate, revenue per subscriber, network quality, acquisition costs and facilities costs. The Committee also reviewed certain qualitative objectives of Mr. Whipple including network improvement, increased customer satisfaction, increased market share, margin improvement and revenue enhancement.

     The base compensation of each member of the Executive Group was also increased during 1993. The percentage increases ranged from 4.7% to 6.2% and were based upon Contel Cellular's performance of the objectives outlined above, each individual's performance, each individual's position in the assigned salary range and general industry trends regarding base compensation.

     The base salaries of the Chief Executive Officer and the other four most highly compensated officers of Contel Cellular are included under the "Salary" column of the Summary Compensation Table on page 6.

     Incentive Compensation. The second component of compensation of the Executive Group is incentive pay. The Chief Executive Officer participates in the GTE Executive Incentive Plan. Each other member of the Executive Group participates in the GTE Unit Incentive Plan. Under both of these plans, awards are made based upon Contel Cellular's performance during the last fiscal year and upon the individual participant's achievement of certain objectives. Both of these plans are administered by the Executive Compensation and Organization Structure Committee of the Board of Directors of GTE. However, because Contel Cellular is not a wholly owned subsidiary of GTE, the Committee approves all awards under these plans to the Executive Group.

     The award to Mr. Whipple under the GTE Executive Incentive Plan ("EIP") was $69,300 for 1993. This award represented approximately 29% of Mr. Whipple's total cash compensation for the year and was based on both the performance of Contel Cellular and Mr. Whipple with respect to certain quantitative and qualitative objectives. The objectives reviewed by the Committee to determine Mr. Whipple's EIP award were essentially the same as those reviewed to determine the merit increase in his base salary. The Committee determined that Mr. Whipple met or exceeded the majority of these objectives.

     Each other member of the Executive Group also received an award under the GTE Unit Incentive Plan ("UIP") for 1993 performance. The total amount of these awards was $152,600. The Committee determined the amount of these awards based upon the same performance objectives for Contel Cellular as used to determine Mr. Whipple's EIP award, as well as each individual's performance with respect to certain pre-established goals.

     EIP and UIP awards for the Chief Executive Officer and the other four most highly compensated officers of Contel Cellular are included in the "Bonus" column of the Summary Compensation Table on page 6.

     Stock-Based Awards. The third and final component of compensation of the Executive Group is eligibility to receive certain stock-based awards under the Contel Cellular Inc. 1987 Key Employee Stock Plan

(the "Contel Cellular Stock Plan"). This plan authorizes the Board of Directors or duly authorized Committee thereof to grant stock options, stock appreciation rights and restricted stock units to key employees of Contel Cellular. The exercise price per share cannot be less than 100% of the fair market value of a share of Contel Cellular Class A Common Stock on the date of grant.

     This component is designed to be a long-term incentive program for key executives of Contel Cellular which provides a direct link between the performance of Contel Cellular's stock and the compensation of the Executive Group. This component is also designed to be equivalent to the stock options granted under GTE's 1991 Long Term Incentive Plan ("LTIP") for the executives of GTE's other business units. Under LTIP, GTE grants executives at certain levels a specified number of GTE stock options on an annual basis and grants stock options to individuals below these levels on an ad-hoc basis. Because Contel Cellular is not a wholly owned subsidiary of GTE, the Committee believes that it is more appropriate for key executives of Contel Cellular to receive Contel Cellular option grants instead of GTE options grants. In determining the number of stock options granted, the Committee does not consider the number of options currently held by any individual participant in the Contel Cellular Stock Plan, since such action may create an incentive to accelerate the exercise of such options and sale of shares.

     Mr. Whipple received a grant of 3,300 stock options and the Executive Group collectively received a grant of 8,500 stock options at an exercise price of $15.00 on March 10, 1993 under the Contel Cellular Stock Plan.

     The Summary Compensation Table and the Option/SAR Grants in Last Fiscal Year Table on pages 6 and 7, respectively, summarize stock grants under this Plan.

     New Internal Revenue Service Rules. In late December 1993, the Internal Revenue Service issued proposed regulations limiting the deduction a publicly held corporation may take for compensation paid to its chief executive officer and its four other most highly compensated officers. The IRS regulations limit the amount that a company may deduct to one million dollars per person unless the compensation constitutes "performance based" compensation. Final rules have not yet been issued. Currently no Contel Cellular executive receives compensation which would subject Contel Cellular to this regulation.

     Other Compensation. Employees of Contel Cellular also participate in various broad-based GTE employee benefit plans. Members of the Executive Group participate in these plans on the same terms as eligible non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executives under the plans. GTE offers an Employees' Stock Plan pursuant to the provisions of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code") under which employees may purchase GTE Common Stock at a discount. The GTE Savings Plan (the "Savings Plan") offered pursuant to provisions of Section 401(k) of the Code permits employees to invest in a variety of funds on a pre-or after-tax basis. Matching contributions under the Savings Plan are made in GTE Common Stock. Contel Cellular employees also participate in pension plans, insurance and other benefit plans.

Russell E. Palmer, Chairman                                 Date: April 20, 1994
Terry S. Parker
Irwin Schneiderman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The directors whose names appear at the conclusion of the Report of the Compensation Committee currently serve as members of the Contel Cellular Compensation Committee. Mr. Terry S. Parker is Senior Vice President of GTE and President of Personal Communications Services, a division of GTE.

EXECUTIVE COMPENSATION TABLES

     The following tables provide information about executive compensation.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information about the compensation of the Chief Executive Officer and each of the other five executive officers of Contel Cellular for services in all capacities to Contel Cellular and its subsidiaries.

                                                                            LONG-TERM COMPENSATION
                                                                   -----------------------------------------
                                                                             AWARDS               PAYOUTS
                                    ANNUAL COMPENSATION            --------------------------  -------------
                          ---------------------------------------   RESTRICTED
NAME AND PRINCIPAL                                 OTHER ANNUAL        STOCK       OPTIONS/        LTIP           ALL OTHER
     POSITION       YEAR  SALARY($)(1)  BONUS($)  COMPENSATION($)    AWARDS(#)    SARS(#)(2)   PAYOUTS($)(3)  COMPENSATION($)(4)
- - ------------------- ----  ------------  --------  ---------------  -------------  -----------  -------------  ------------------
Dennis L. Whipple   1993    $169,142    $69,300         $ 0              0        3,300/2,200       N/A             $5,041
  President, Chief  1992     166,407     60,600           0              0        8,250/5,500       N/A              4,739
  Executive Officer 1991     117,115     65,800           0              0            0             N/A              3,507
  and Director(5)

Todd E. Eliason     1993     122,285     45,500           0              0        1,800/1,200       N/A              3,669
  Vice President -- 1992      41,538     49,300           0              0            0             N/A              3,526
  Operations(6)

Randall L. Crouse   1993     119,592     38,400           0              0        1,400/933         N/A              3,586
  Vice President --
  Network
  Operations(7)

Stephen R. Cook     1993     119,767     35,800           0              0        1,400/933         N/A                  0
  Area Vice
  President --
  Tennessee(8)

Laura E. Binion     1993     101,946     26,100           0              0         700/467          N/A                  0
  General
  Counsel(9)

Theodore J. Carrier 1993      98,681     27,300           0              0        1,000/667         N/A                  0
  Chief Financial   1992      97,649     23,000           0              0            0             N/A              1,842
  Officer and       1991      89,424     24,800           0              0        4,000/2,667       N/A              2,220
  Treasurer(10)

- - ---------------

 (1) Contel Cellular executives are paid bi-weekly. As a result of this cycle, executives received 27 payments of base salary in 1992, rather than the usual 26. The data in the table includes the extra payment and, accordingly, overstates the 1992 base salary rate by 1/26th, or 3.8%.
 (2) Two-thirds of the stock options granted allow stock appreciation rights to be substituted for the corresponding options.
 (3) Contel Cellular has not adopted a long-term incentive plan.
 (4) Represents contributions by Contel Cellular to the GTE Corporation Savings Plan and its predecessor plans.
 (5) Mr. Whipple became President and Chief Executive Officer in March 1991. The 1991 salary listed in the table for Mr. Whipple reflects only his salary for the portion of the year he was employed by Contel Cellular.
 (6) Mr. Eliason became Vice President -- Operations on January 3, 1994. Prior to that time he was Vice President/General Manager -- National Region effective August 1992. The 1992 salary listed in the table for Mr. Eliason reflects only his salary for the portion of the year he was employed by Contel Cellular.

 (7) Mr. Crouse became Vice President -- Network Operations on January 18, 1993. The 1993 salary listed in the table for Mr. Crouse reflects only his salary for the portion of the year he was employed by Contel Cellular.
 (8) Mr. Cook became Area Vice President -- Tennessee on November 29, 1993, and accordingly is no longer considered to be an executive officer. Prior to that time he was Vice President -- Marketing effective January 18, 1993. The 1993 salary listed in the table for Mr. Cook reflects only his salary for the portion of the year he was employed by Contel Cellular.
 (9) Ms. Binion became an officer of Contel Cellular on January 18, 1993.
(10) Mr. Carrier became Chief Financial Officer and Treasurer in March 1991.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows all grants of options and tandem stock appreciation rights ("SAR's") to the named executive officers of Contel Cellular in 1993. The options and SAR's were granted under the Contel Cellular 1987 Key Employee Stock Plan. Pursuant to Securities and Exchange Commission (the "SEC") rules, the table also shows the value of the options granted at the end of the option term (ten years) if the stock price were to appreciate annually by 5% and 10% respectively. There is no assurance that the stock price will appreciate at the rates shown in the table and the table also indicates that if the stock price does not appreciate, there will be no increase in the potential realizable value of the options granted.

                                             INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                         ----------------------------------------------------------     VALUE AT ASSUMED ANNUAL
                                        PERCENT OF TOTAL                                 RATES OF STOCK PRICE
                                          OPTIONS/SARS                                  APPRECIATION FOR OPTION
                                           GRANTED TO      EXERCISE OR                           TERM
                         OPTIONS/SARS     EMPLOYEES IN     BASE PRICE    EXPIRATION    -------------------------
         NAME             GRANTED(1)      FISCAL YEAR        ($/SH)         DATE       0%       5%         10%
- - -----------------------  ------------   ----------------   -----------   ----------    ---    -------    -------
Dennis L. Whipple......  3,300/2,200          28.95%        $ 15.00        02/16/03    $ 0    $31,130    $78,890
Todd E. Eliason........  1,800/1,200          15.79         $ 15.00        02/16/03      0     16,980     43,031
Randall L. Crouse......    1,400/933          12.28         $ 15.00        02/16/03      0     13,207     33,469
Stephen R. Cook........    1,400/933          12.28         $ 15.00        02/16/03      0     13,207     33,469
Laura E. Binion........      700/467           6.14         $ 15.00        02/16/03      0      6,603     16,704
Theodore J. Carrier....    1,000/667           8.77         $ 15.00        02/16/03      0      9,433     23,906

- - ---------------

(1) Two-thirds of the stock options granted allow SARs to be substituted for the corresponding options.

     If the price of Class A Common Stock of Contel Cellular (the "Company Stock") appreciates, the value of Company Stock held by the shareholders will also increase. For example, the market value of Company Stock on February 17, 1993 was approximately $149 million based upon the market price on that date. If the share price of Company Stock increases by 5% per year, the market value on February 17, 2003 of the same number of shares would be approximately $242 million. If the price of Company Stock increases by 10% per year, the market value on February 17, 2003 would be approximately $386 million.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

     The following table provides information as to options and stock appreciation rights exercised by each of the named executive officers of Contel Cellular during 1993 and the value of options and stock appreciation rights held by such officers at year end measured in terms of the closing price of Contel Cellular Class A Common Stock on December 31, 1993.

                                                         NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED IN-
                                                      OPTIONS/SARS AT FISCAL YEAR     THE-MONEY OPTIONS/SARS AT
                            SHARES                               END(1)                  FISCAL YEAR END($)
                          ACQUIRED ON      VALUE      ----------------------------   ---------------------------
          NAME            EXERCISE(#)   REALIZED($)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- - ------------------------  -----------   -----------   ------------   -------------   -----------   -------------
Dennis L. Whipple.......      0            $0          2,750/1,833    8,800/5,867        $ 0          $ 4,538
Todd E. Eliason.........      0             0                    0    1,800/1,200          0            2,475
Randall L. Crouse.......      0             0                    0      1,400/933          0            1,925
Stephen R. Cook.........      0             0                    0      1,400/933          0            1,925
Laura E. Binion.........      0             0                    0        700/467          0              963
Theodore J. Carrier.....      0             0         13,000/2,667      1,000/667          0            1,375

- - ---------------

(1) The SARs granted may be substituted for the corresponding stock options.

                               PERFORMANCE GRAPH

     The following table shows a comparison of the total return to stockholders for Contel Cellular, its Industry Peer Group, and the NASDAQ Composite Index ("NASDAQ Index").

  Measurement Period                               Industry Peer
(Fiscal Year Covered)            Contel Celluar       Group       NASDAQ Index
Dec. 30, 1988                       100.00          100.00          100.00
Dec. 29, 1989                       210.00          154.00          121.00
Dec. 31, 1990                       164.00           93.00          102.00
Dec. 31, 1991                       187.00          118.00          165.00
Dec. 31, 1992                       147.00          124.00          192.00
Dec. 31, 1993                       136.00          179.00          219.00

- - - Assumes $100 invested on December 30, 1988.
- - - Industry Peer Group is comprised of LIN Broadcasting Corp., United States Cellular, Inc., Vanguard Cellular Systems and McCaw Cellular Communications, Inc.

RETIREMENT PROGRAMS

  Pension Plans

     Employees of the Company participate in the pension plan maintained by GTE Service Corporation (the "GTE Pension Plan"), which is a noncontributory pension plan based on years of service. Pension benefits to be paid from this plan and contributions to this plan are related to basic salary exclusive of overtime, differentials, incentive compensation (except as otherwise described) and other similar types of payment. Under this plan, pensions are computed on a two-rate formula basis of 1.15% and 1.45% for each year of service, with the 1.15% service credit being applied to that portion of the average annual salary for the five highest consecutive years that does not exceed the Social Security Integration Level (the portion of salary subject to the Federal Social Security
Act), and the 1.45% service credit being applied to that portion of the average annual salary that exceeds said level. As of February 15, 1994, the credited years of service under the GTE Pension Plan for Messrs. Whipple, Eliason, Crouse, Cook and Carrier and Ms. Binion are 22, 17, 29, 3, 10 and 7, respectively.

     The estimated annual benefits payable, calculated on a single life annuity basis, under the GTE Pension Plan at normal retirement at age 65, based upon final average earnings and years of employment, is illustrated in the table below:

                               PENSION PLAN TABLE

                                       YEARS OF SERVICE
FINAL AVERAGE     ----------------------------------------------------------
  EARNINGS          15          20           25           30           35
- - -------------     -------     -------     --------     --------     --------
  $ 125,000       $26,166     $34,888     $ 43,610     $ 52,332     $ 61,054
  $ 150,000       $31,604     $42,138     $ 52,673     $ 63,207     $ 73,742
  $ 175,000       $37,041     $49,388     $ 61,735     $ 74,082     $ 86,429
  $ 200,000       $42,479     $56,638     $ 70,798     $ 84,957     $ 99,117
  $ 300,000       $64,229     $85,638     $107,048     $128,457     $149,867

     Under federal law, an employee's benefits under a qualified pension plan such as the GTE Pension Plan are limited to certain maximum amounts. Certain qualified employees of Contel Cellular also participate in the GTE Supplemental Executive Retirement Plan ("SERP") which supplements the benefits of any participant in the qualified pension plan by direct payment of a lump sum or by an annuity, on an unfunded basis, of the amount by which any participant's benefits under the GTE Pension Plan are limited by law. In addition, the SERP includes a provision permitting the payment of additional retirement benefits determined in a similar manner as under the qualified pension plan on remuneration accrued under the management incentive plans. In 1993, Messrs. Whipple, Eliason, Crouse, Cook and Carrier and Ms. Binion participated in SERP.

  Executive Retired Life Insurance Plan

     Messrs. Whipple, Eliason and Cook also participated in the GTE Executive Retired Life Insurance Plan ("ERLIP"), which provides for a post-retirement life insurance benefit of up to three times final base salary. Upon retirement, ERLIP benefits may be paid as life insurance or, optionally, an equivalent amount may be paid as a lump sum payment equal to the present value of the life insurance amount (based on actuarial factors and the interest rate then in effect), as an annuity or as installment payments. If an optional payment method is selected, the ERLIP benefit will be based on the actuarial equivalent of the present value of the life insurance amount.

CERTAIN TRANSACTIONS

     Mr. Michael T. Masin is a director of Contel Cellular and was a managing partner in the law firm of O'Melveny & Myers until October 1993. Contel Cellular and its subsidiaries utilized the services of this firm during 1993.

  Arrangements and Transactions with Contel and GTE

     The Company was initially formed as a wholly owned subsidiary of Contel. On March 14, 1991, GTE Exchange Corporation, a wholly owned subsidiary of GTE, merged into and with Contel (the "Merger"), and Contel became a wholly owned subsidiary of GTE. On January 7, 1993, Contel adopted a Plan of Merger pursuant to which Contel will merge into and with GTE no later than December 31, 1995.

     GTE, through Contel, currently owns all of the Company's Class B Common Stock, which constitutes approximately 90% of the Company's outstanding capital stock. As a result of the disproportionate voting rights between Class A Common Stock and Class B Common Stock (one vote for each share of the Class A Common Stock compared with five votes for each share of the Class B Common Stock), GTE controls approximately 97.8% of the combined voting power of both classes of the Company's capital stock. Nine of the nominees for positions on the Board of Directors of the Company are currently executive officers or directors of GTE, or one of its subsidiaries. Based on its continuing ownership of Class B Common Stock, GTE will continue to have the ability, without the approval of the Company's public stockholders, to elect all of the

Company's directors, to direct or substantially influence the Company's affairs and policies, to amend the Company's Amended and Restated Certificate of Incorporation, to effect a merger, sale of assets, or other corporate transaction and to defeat any hostile tender offer.

     The Company, Contel and GTE have a number of financial, operating and other arrangements and have engaged in certain transactions believed to be of mutual benefit. The terms of these arrangements have been established by Contel and GTE in consultation with the Company but are not the result of arms-length negotiations. The following is a summary of the principal arrangements and transactions among the Company, Contel and GTE.

     Taxes. The Company and GTE have a tax sharing arrangement under which the Company and its subsidiaries are included in the consolidated federal income tax returns and in certain state income and franchise tax returns of GTE. Tax payments, if applicable, are made by the Company to GTE on a quarterly basis using methods prescribed by GTE. When the Company and its subsidiaries generate a federal tax loss or excess credits (credits exceeding tax liability), the Company is reimbursed by GTE on a quarterly basis based on the actual loss or credit which may be utilized in the consolidated GTE federal tax return.

     With respect to states permitting unitary or combined tax filings, GTE includes the Company in its unitary or combined tax filing. The Company pays to GTE an amount equal to the state income or franchise tax that would have been payable by the Company if it had filed a separate tax return.

     Financing and Cash Management. During 1993, the Company relied on GTE for its short-term and long-term cash needs. The Company's long term cash needs are mainly the result of its acquisition in February 1990 of the cellular telephone properties owned by McCaw Cellular Communications, Inc. in Kentucky, Alabama and Tennessee (the "Southeast Properties") for approximately $1.3 billion and subsequent borrowings to pay interest on this $1.3 billion. This $1.3 billion was originally funded by a loan from Contel Capital Corporation, a wholly owned subsidiary of Contel, which became due in July, 1991. This original loan was replaced in 1991 with (i) a $700 million loan from GTE to the Company bearing interest at 10.47% and maturing on March 1, 1998, (ii) a $150 million loan from GTE Finance Corporation, a wholly owned subsidiary of GTE, bearing interest at 9.22% and maturing on February 15, 1993 (subsequently refinanced as set forth below), and (iii) a variable rate short-term note from GTE bearing interest at one and one-half percentage points above GTE's external cost of borrowing these funds. The interest rate on the notes described in (i) and (ii) above include an additional one and one-half percentage point of interest in excess of the interest paid by GTE for these funds.

     During 1992, the Company began a program of converting a portion of its short-term variable rate debt, including a portion of the debt incurred in connection with the acquisition of the Southeast Properties, to long-term debt. As a result of this program, the Company entered into the following loans in 1992 and 1993: (i) a $150 million loan from GTE Finance to the Company bearing interest at 8.38% and maturing on September 25, 1997, (ii) a $150 million loan from GTE Finance to the Company bearing interest at 8.97% and maturing on September 27, 1999, (iii) a $200 million loan from GTE to the Company bearing interest at 8.56% and maturing on December 31, 1996, (iv) a $200 million loan from GTE to the Company bearing interest at 8.08% and maturing on December 31, 1995, and (v) a $150 million loan from GTE Finance to the Company bearing interest at 7.71% and maturing on February 25, 1997. The interest rates on these loans are comparable United States Treasury rates plus 3% per annum and are the rates which GTE believes approximate the interest rates the Company could obtain in the marketplace from non-affiliated lenders. These rates exceed the interest paid by GTE for these funds. As of April 15, 1994, the Company has borrowed approximately $1.55 billion from GTE in long-term debt.

     The Company fulfills its short term cash needs with an intercompany note from GTE (the "ICN"). The amount borrowed and the rate of interest on the ICN fluctuate daily. As of March 31, 1994, the amount of the ICN was approximately $381 million. During 1993, the interest rate on the ICN was the prime rate quoted in The Wall Street Journal plus .75%, which is the interest rate which GTE believes approximates the interest rate the Company could obtain in the marketplace from non-affiliated lenders and exceeds the interest paid by GTE for these funds.

     During 1993, the Company also received cash management services from GTE.

     Trademark License Agreement. The Company and Contel have entered into an agreement under which the Company has been granted a non-exclusive, non-transferrable license and right to use the trademark, service mark and design "CONTEL CELLULAR". This grant may be terminated at the sole discretion of Contel and will automatically terminate if Contel no longer owns a majority of the outstanding common stock of the Company.

     General Services. During 1993, the Company received numerous services, both primary and supplemental, from GTE Mobile Communications Service Corporation ("GTE Mobile Communications") pursuant to a Services Agreement between the Company and GTE Mobile Communications. These services were also provided to GTE's wholly owned cellular subsidiary, GTE Mobilnet, Incorporated ("GTE Mobilnet"), and included accounting, finance, marketing, human resources, legal, regulatory, governmental relations, international, engineering, network design and maintenance services. In exchange for these services, the Company reimbursed GTE Mobile Communications for its expenses in accordance with a cost causative allocation formula which allocated pools of costs to operating units based on one of five factors. The five factors were developed and applied to cost categories in an effort to allocate expenses to operating units in proportion to the use and benefit of the underlying cost. Under this Services Agreement, the Company's consolidated and unconsolidated business units paid GTE Mobile Communications approximately $45 million in 1993, which was approximately 41% of all of the expenses of GTE Mobile Communications.

     Insurance. The Company and its officers, directors and employees are insured under a master contract negotiated by GTE with a private insurance carrier. The premium due the insurance carrier under this master policy is allocated among all GTE subsidiaries based on the loss history, total payroll and total number of vehicles owned by each subsidiary. The premium is paid directly to the private insurance carrier by each subsidiary.

     Competition. The Company, Contel and GTE have entered into a Third Restated Competition Agreement (the "Competition Agreement") pursuant to which Contel and GTE have agreed that they will not engage in the cellular business except in accordance with the terms of the Competition Agreement. Under the Competition Agreement, GTE Mobilnet may continue to engage in the cellular business. However, the Company has a right of first refusal with respect to future acquisitions by GTE of cellular businesses except for (i) acquisitions of minority interests in cellular properties held by GTE Mobilnet, and (ii) acquisitions contemplated at the time of the Merger which were specifically listed in the Competition Agreement. In 1993, the Company waived its right to purchase the company which provides cellular service in Burlington, North Carolina and exercised its right to purchase a .2166% limited partnership interest in the partnership in which it is a general partner and which provides service to Tuscaloosa, Alabama for $110,460.

     The Competition Agreement also provides that in the event the Company sells certain rural service areas previously owned by Contel prior to August 1, 1993, it will remit the proceeds of such sale, after deducting the amount of the Company's investment, to Contel. In 1992, the Company sold interests in two of these rural service areas at a gain of $2.5 million. This gain was deferred in 1992 and realized in 1993. The Company remitted the proceeds received from this sale to Contel.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Certain Beneficial Owners

     The following table contains certain information regarding the only persons known to the Company as of February 17, 1994 to be beneficial owners of more than 5% of any class of the Company's voting securities:

                                                                   AMOUNT OF
                                                                   BENEFICIAL     PERCENTAGE
     TITLE OF CLASS         NAME AND ADDRESS OF BENEFICIAL OWNER   OWNERSHIP       OF CLASS
- - -------------------------  --------------------------------------  ----------     ----------
Class A Common Stock.....  The Capital Group, Inc.                    794,000(2)     7.98%
                           333 South Hope Street
                           Los Angeles, CA 90071(1)

Class A Common Stock.....  College Retirement Equities Fund           519,200(4)     5.22%
                           730 Third Avenue
                           New York, NY 10017(3)

Class B Common Stock.....  GTE Corporation                         90,000,000(6)      100%
                           One Stamford Forum
                           Stamford, CT 06904(5)

- - ---------------

(1) This information was obtained from Amendment No. 3 to a Schedule 13G filed with the SEC on February 10, 1994 by The Capital Group, Inc. ("Capital") on behalf of itself and Capital Research and Management Company ("Capital Research"). Amendment No. 3 to the Schedule 13G discloses that Capital and Capital Research are located at the same address.
(2) Amendment No. 3 to the Schedule 13G filed by Capital and Capital Research discloses that Capital and Capital Research share dispositive power over these shares.
(3) This information was obtained from Amendment No. 1 to a Schedule 13G filed with the SEC on February 15, 1994 by College Retirement Equities Fund ("CREF").
(4) Amendment No. 1 to the Schedule 13G filed by CREF discloses that CREF exercises sole voting power and sole dispositive power over these shares.
(5) GTE acquired beneficial ownership of these shares as a result of the Merger. Contel remains the holder of record of these shares. The address of Contel is One Stamford Forum, Stamford, Connecticut 06904.
(6) GTE, through Contel, exercises sole voting power and sole dispositive power over these shares.

  Directors and Executive Officers

     The number of shares of Contel Cellular Class A Common Stock and GTE Common Stock owned by each director of the Company, and each of the Executive Officers, as of February 17, 1994, is set forth in the table below. Unless otherwise indicated, all persons shown in the table have sole voting and investment power with respect to the shares shown.

                                                           NUMBER OF SHARES
                                                          OF CONTEL CELLULAR      NUMBER OF SHARES OF
                                                         CLASS A COMMON STOCK      GTE COMMON STOCK
                                                             BENEFICIALLY            BENEFICIALLY
                   NAME OF DIRECTOR                            OWNED(1)                OWNED(2)
- - -------------------------------------------------------  --------------------     -------------------
Leo Jaffe..............................................          2,000                        0
James L. Johnson.......................................              0                  627,960(3)(4)
Robert E. LaBlanc......................................          4,000                        0
Charles R. Lee.........................................              0                  479,284(3)(4)
Michael T. Masin.......................................              0                    2,600(5)
Russell E. Palmer......................................              0                    1,800(6)
Terry S. Parker........................................              0                  133,556(3)(4)(7)
Irwin Schneiderman.....................................          2,000                    7,261
Nicholas L. Trivisonno.................................              0                  110,389(3)(4)
James W. Walter........................................              0                   11,800(8)
Dennis L. Whipple......................................          6,600(9)                12,720(3)(4)
Charles Wohlstetter....................................          7,000                  268,118

                                                           NUMBER OF SHARES
                                                          OF CONTEL CELLULAR      NUMBER OF SHARES OF
                                                         CLASS A COMMON STOCK      GTE COMMON STOCK
                                                             BENEFICIALLY            BENEFICIALLY
               NAME OF EXECUTIVE OFFICER                       OWNED(1)                OWNED(2)
- - -------------------------------------------------------  --------------------     -------------------
Dennis L. Whipple......................................          6,600(9)                 12,720(3)(4)
Todd E. Eliason........................................            600(9)                  3,065(3)(4)
Randall L. Crouse......................................            466(9)                  4,742(3)(4)
Stephen R. Cook........................................            466(9)                    236(3)(4)
Laura E. Binion........................................            233(9)                  1,693(3)(4)
Theodore J. Carrier....................................         13,333(9)                    206(3)(4)
All directors and officers as a group (the "Executive
  Group")..............................................         36,698(9)              1,703,900(3)(4)

- - ---------------

(1) Each of these amounts, and all of them in the aggregate, represented less than 1% of the outstanding shares of Contel Cellular Class A Common Stock as of February 17, 1994.
(2) Each of these amounts, and all of them in the aggregate, represented less than 1% of the outstanding shares of GTE Common Stock as of February 17, 1994.
(3) Included in the number of shares beneficially owned by Messrs. Johnson, Lee, Parker, Trivisonno and Whipple and the Executive Group are 539,375, 418,166, 118,833, 100,066, 5,300, and 1,198,289 shares, respectively, which such persons have the right to acquire within 60 days pursuant to stock options.
(4) This amount includes shares acquired through participation in GTE's Consolidated Employee Stock Ownership Plan and/or Savings Plan.
(5) In addition to the shares of GTE Common Stock shown above, Mr. Masin owns 9,087 GTE Common Stock Units, which are payable in cash under the Deferred Compensation Plan and Phantom Stock Plan for Nonemployee Members of the Board of Directors of GTE Corporation (the "Deferred Compensation Plan").
(6) In addition to the shares of GTE Common Stock shown above, Mr. Palmer owns 935 GTE Common Stock Units, which are payable in cash under the Deferred Compensation Plan.
(7) This amount includes 68 shares of GTE Common Stock held by a member of Mr. Parker's family.
(8) In addition to the shares of GTE Common Stock shown above, Mr. Walter owns 111,438 GTE Common Stock Units, which are payable in cash under the Deferred Compensation Plan.
(9) Included in the number of shares beneficially owned by Messrs. Whipple, Eliason, Crouse, Cook and Carrier and Ms. Binion and the Executive Group are 6,600, 600, 466, 466, 13,333, 233, and 21,698 shares, respectively, which such persons have the right to acquire within 60 days pursuant to stock options.

  Director and Officer Securities Reports

     The Federal securities laws require the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any equity securities of the Company.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all persons subject to these reporting requirements filed the required reports on a timely basis, except Pamela F. Lopez. Ms. Lopez inadvertently failed to timely file a Form 3 upon her election to Vice
President -- Marketing in December 1993. Ms. Lopez has since filed this Report.

ELECTION OF DIRECTORS

     The Board of Directors proposes that the twelve nominees listed below be elected as directors of the Company to hold office until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

     The following provides information about the nominees for directors. All data is as of April 1, 1994.

        NOMINEE, AGE AND YEAR                         PRINCIPAL OCCUPATION AND
        ELECTED AS A DIRECTOR                            OTHER INFORMATION
- - -------------------------------------  ------------------------------------------------------
LEO JAFFE............................  Chairman Emeritus of Columbia Pictures, Inc., an
  84  1987                               entertainment complex, Chairman Emeritus of United
                                         States Information Agency -- Motion Picture and
                                         Television Sector.

JAMES L. JOHNSON.....................  Chairman Emeritus of GTE, a telecommunications company.
  66  1991                               Mr. Johnson joined GTE in 1949 and has held a
                                         variety of management positions within the Telephone
                                         Operating Group. He was elected President of the GTE
                                         Telephone Operating Group in 1981, Senior Vice
                                         President of GTE and President and Chief Operating
                                         Officer of its Telephone Operating Group in December
                                         1983, President and Chief Operating Officer of GTE
                                         in March 1986 and Chairman and Chief Executive
                                         Officer in May 1988. Mr. Johnson is a director of
                                         GTE, MONY (The Mutual Life Insurance Company of New
                                         York), Valero Energy Corporation, Greyhound
                                         Financial Corp., British Columbia Telephone Company,
                                         Compania Anonima Nacional Telefonos de Venezuela,
                                         VenWorld Telecom, C.A. and Harte Hanks
                                         Communications Corporation; Member of the Texas Tech
                                         Board of Regents and Trustee of the Joint Council of
                                         Economic Education.

ROBERT E. LABLANC....................  President of Robert E. LaBlanc Associates, Inc., a
  60  1987                               telecommunications consulting firm. Mr. LaBlanc
                                         founded and has served as President of Robert E.
                                         LaBlanc Associates, Inc. since 1981. Prior to that
                                         Mr. LaBlanc was Vice Chairman of Contel and a
                                         general partner in Salomon Brothers, Inc., an
                                         investment banking firm. Mr. LaBlanc is a director
                                         of M/A -- COM, Inc., Storage Technology Corporation,
                                         TIE/communications, Inc., Tribune Company,
                                         Prudential Global Fund, Inc., Prudential Short-Term
                                         Global Income Fund, Inc., Prudential Pacific Growth
                                         Fund, Inc., and Trustee of Prudential U.S.
                                         Government Fund. Mr. LaBlanc is also the Vice
                                         Chairman of the Manhattan College Board of Trustees.

        NOMINEE, AGE AND YEAR                         PRINCIPAL OCCUPATION AND
        ELECTED AS A DIRECTOR                            OTHER INFORMATION
- - -------------------------------------  ------------------------------------------------------
CHARLES R. LEE.......................  Chairman and Chief Executive Officer of GTE. Mr. Lee
  54  1991                               joined GTE in 1983 as Senior Vice President -- Finance
                                         and in 1986 he was named Senior Vice
                                         President -- Finance and Planning. He was elected
                                         President and Chief Operating Officer effective
                                         January 1, 1989, and became Chairman and Chief
                                         Executive Officer in 1992. Prior to joining GTE, he
                                         held various financial and management positions in
                                         the steel, transportation and entertainment
                                         industries. Mr. Lee is a director of GTE, United
                                         Technologies Corporation and USX Corporation. He was
                                         also elected a Director of The Procter & Gamble
                                         Company, effective March 8, 1994. He is a member of
                                         the Business Roundtable, a Trustee of the Board of
                                         Trustees of Cornell University, a Trustee of the
                                         National Planning Association and Chairman of the
                                         New American Realities Committee of the National
                                         Planning Association, a member of The Conference
                                         Board, Harvard Business School's Board of Directors
                                         of the Associates, and a Director of Stamford
                                         Hospital Foundation.

MICHAEL T. MASIN.....................  Vice Chairman of the Board of Directors of GTE. Mr.
  49  1991                               Masin was elected Vice Chairman on October 20, 1993.
                                         Prior to that Mr. Masin was Managing Partner of the
                                         New York office of the law firm of O'Melveny &
                                         Myers. Mr. Masin joined the firm in 1969 and became
                                         a partner in 1977. He is a Director of GTE and the
                                         Trust Company of the West (Los Angeles). Mr. Masin
                                         is a Trustee of The American University and a member
                                         of the Council on Foreign Relations.

RUSSELL E. PALMER....................  Chairman and Chief Executive Officer of The Palmer
  59  1991                               Group. Mr. Palmer was formerly Dean, The Wharton
                                         School, University of Pennsylvania from 1983 until
                                         June 1990. Prior to that, he was managing director
                                         and Chief Executive Officer of Touche Ross
                                         International (now Deloitte & Touche), a worldwide
                                         accounting firm. Mr. Palmer joined Touche Ross in
                                         1956 and was elected managing director of Touche
                                         Ross International in 1974. Mr. Palmer is a director
                                         of GTE, The Goodyear Tire & Rubber Company, Bankers
                                         Trust New York Corporation, and its subsidiary,
                                         Bankers Trust Company, May Department Stores
                                         Company, Allied-Signal, Inc., Safeguard Scientifics,
                                         Inc., Imasco Limited and Federal Home Loan Mortgage
                                         Corporation.

TERRY S. PARKER......................  Senior Vice President of GTE and President of Personal
  49  1991                               Communications Services, a division of GTE. Mr.
                                         Parker assumed his present position effective
                                         November 1993. From 1990 to 1993, Mr. Parker served
                                         as President of Telecommunications Products and
                                         Services. From 1988 to 1990, Mr. Parker served as
                                         President of GTE Mobile Communications and from 1986
                                         to 1988 he served as President of GTE Mobilnet.

IRWIN SCHNEIDERMAN...................  Senior Counsel of the law firm of Cahill Gordon &
  70  1990                               Reindel. Prior to becoming senior counsel, Mr.
                                         Schneiderman was a partner with this law firm.

        NOMINEE, AGE AND YEAR                         PRINCIPAL OCCUPATION AND
        ELECTED AS A DIRECTOR                            OTHER INFORMATION
- - -------------------------------------  ------------------------------------------------------
NICHOLAS L. TRIVISONNO...............  Executive Vice President -- Strategic Planning of GTE
  46  1991                               and Group President. Mr. Trivisonno assumed his
                                         present position with GTE in November 1993. Prior to
                                         assuming his current position, Mr. Trivisonno was
                                         Senior Vice President -- Finance of GTE. Prior to
                                         becoming Senior Vice President of GTE, Mr.
                                         Trivisonno served as Vice President and Controller
                                         of GTE from November 1988 to January 1989. From 1968
                                         to 1988, he was associated with Arthur Andersen &
                                         Co. and served as the managing partner of its
                                         Stamford, Connecticut office from April 1986 to
                                         November 1988. Mr. Trivisonno is a director of
                                         Allendale Mutual Insurance Company and Yankee Energy
                                         Systems, Inc.

JAMES W. WALTER......................  Founder of Walter Industries, Inc. (formerly Jim
  71  1991                               Walter Corporation), a home construction-building
                                         materials manufacturer, in 1946 and Chairman of its
                                         Board since 1962. Mr. Walter is a director of GTE
                                         and Anchor Glass Container Corporation.

DENNIS L. WHIPPLE....................  President and Chief Executive Officer of the Company.
  50  1991                               Mr. Whipple became President of the Company in March
                                         1991. From April 1990 to March 1991, Mr. Whipple
                                         served as Vice President -- Marketing and Business
                                         Planning of GTE Mobile Communications. From 1987 to
                                         1990, Mr. Whipple served as General Manager of the
                                         Florida Region of GTE Mobilnet. From 1985 to 1987,
                                         Mr. Whipple served as Assistant Vice
                                         President -- Employee Relations of GTE Telephone
                                         Operating Group.

CHARLES WOHLSTETTER..................  Vice Chairman of the Board of Directors of GTE. Prior
  83  1987                               to joining GTE's Board, Mr. Wohlstetter was Chairman
                                         of the Board of Contel Corporation. He was one of
                                         the three co-founders of Contel and served on its
                                         Board since 1960. Mr. Wohlstetter was an investment
                                         banker and a member of the New York Stock Exchange,
                                         Inc. earlier in his career. Mr. Wohlstetter is
                                         Chairman of the Board of Tesoro Petroleum
                                         Corporation and a Director of GTE and Fifth
                                         Dimension Inc.

INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen & Co., independent public accountants, has been selected to continue as the Company's principal public accountants for 1994. Representatives of Arthur Andersen & Co. will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions.

OTHER MATTERS

     The Board of Directors does not intend to bring any matters before the meeting other than those specifically set forth in the notice of the meeting and knows of no matters to be brought before the meeting by others. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the judgment of the Board of Directors.

     Financial statements for Contel Cellular and its consolidated subsidiaries are included in Contel Cellular's Annual Report to shareholders for the year 1993. The Annual Report was mailed to the stockholders beginning April 29, 1994.

     A COPY OF CONTEL CELLULAR'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE TO THOSE STOCKHOLDERS WHO WOULD LIKE MORE INFORMATION CONCERNING CONTEL CELLULAR. TO OBTAIN A COPY, PLEASE WRITE TO: JAY M. ROSEN, SECRETARY, CONTEL CELLULAR INC., 245 PERIMETER CENTER PARKWAY, ATLANTA, GEORGIA 30346.

                                          By order of the Board of Directors,

                                          JAY M. ROSEN
                                          Secretary

Dated: April 29, 1994

                              CONTEL CELLULAR INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 1, 1994
                              CLASS A COMMON STOCK

   The undersigned hereby appoints TERRY S. PARKER, DENNIS L. WHIPPLE and JAY M. ROSEN, and each of them, with full power of substitution, proxies for the undersigned to vote all shares of Class A Common Stock of Contel Cellular Inc. (the "Company") which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on June 1, 1994, and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, and particularly but without limiting the generality of the foregoing, to vote and act upon the following:

ITEM 1 -- Election of the following nominees as directors: Leo Jaffe; James L. Johnson; Robert E. LaBlanc; Charles R. Lee; Michael T. Masin; Russell E. Palmer; Terry S. Parker; Irwin Schneiderman; Nicholas L. Trivisonno; James W. Walter; Dennis L. Whipple; Charles Wohlstetter.

                 WITHHOLD AUTHORITY
     FOR ALL       TO VOTE FOR ALL
    NOMINEES          NOMINEES          WITHHOLD AUTHORITY TO VOTE FOR THE FOLLOWING NOMINEES ONLY:
       / /               / /            (Write the name(s) of the nominee(s) in the space below)

                                        -------------------------------------------------------------------

ITEM 2 -- In accordance with their best judgment with respect to any other matters that may properly come before the meeting.

                          (Continued on reverse side)

                          (Continued from other side)

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and the 1993 Annual Report of the Company. Any proxy heretofore given to vote said stock is hereby revoked. The undersigned hereby ratifies and confirms all that said proxies or their substitutes may lawfully do by virtue hereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES IN ITEM 1.
                                                 Please mark, date and sign as
                                                 your name(s) appear(s) to the
                                                 left and return in the enclosed
                                                 envelope. If acting as an
                                                 executor, administrator,
                                                 trustee, guardian, etc., you
                                                 should so indicate when
                                                 signing. If the signer is a
                                                 corporation, please sign the
                                                 full corporate name, by duly
                                                 authorized officer. If shares
                                                 are held jointly, each
                                                 stockholder named should sign.

                                                 Date
                                                 ------------------------------

                                                 Signature
                                                 ------------------------------

                                                 Signature
                                                 ------------------------------
                                                   THIS PROXY IS SOLICITED ON
                                                     BEHALF OF THE BOARD OF
                                                      DIRECTORS OF CONTEL
                                                          CELLULAR INC.

IMPORTANT -- Please sign, date and return this Proxy in the enclosed envelope which requires no postage if mailed in the United States.

                                  (LOGO)(R)

                              CONTEL CELLULAR INC.

                    Proxy of Annual Meeting of Stockholders
                                  June 1, 1994

         The undersigned hereby appoints TERRY S. PARKER, DENNIS L. WHIPPLE and JAY M. ROSEN, and each of them, with full power of substitution, proxies for the undersigned to vote all shares of Class A Common Stock of Contel Cellular Inc. (the "Company") which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Stockholders to be held on June 1, 1994, and all adjournments or postponements thereof.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and the 1993 Annual Report of the Company. Any proxy heretofore given to vote said stock is hereby revoked. The undersigned hereby ratifies and confirms all that said proxies or their substitutes may lawfully do by virtue hereof.

      PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED
                            POSTAGE-PAID ENVELOPE.

                          (Continued on reverse side)

                                                              /X/ Please mark
                                                                  your votes
                                                                  like this


                                   ----------
                                     COMMON

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED BELOW.



THE BOARD OF DIRECTORS RECOMMENDS                                      WITHHOLD
A VOTE FOR ALL NOMINEES IN ITEM 1.                                   AUTHORITY to
                                                          FOR all    Vote for all
                                                          Nominees     Nominees
                                                            /  /       /  /

Item 1--Election of the following nominees as directors:                           Item--2 In accordance with their best judgment
Leo Jaffe; James L. Johnson; Robert E. LaBlanc;                                    with respect to any other matters that may
Charles R. Lee; Michael T. Masin; Russell E. Palmer;                               properly come before the meeting.
Terry S. Parker; Irwin Schneiderman; Nicholas L. Trivisonno;
James W. Walter; Dennis L. Whipple; Charles Wohlstetter.

Withhold Authority to Vote for the Following Nominees Only:
(Write the name(s) of the nominee(s) in the space below)

- - -------------------------------------------------------


                                                                                                 I PLAN TO ATTEND        /  /
                                                                                                      MEETING

                                                                                     THIS PROXY IS SOLICITED ON BEHALF OF THE
                                                                                     BOARD OF DIRECTORS OF CONTEL CELLULAR INC.
                                                                                     PLEASE mark, date and sign as your name(s)
                                                                                     appear(s) to the left and return in the
                                                                                     enclosed envelope.  If acting as an executor,
                                                                                     administrator, trustee, guardian, etc. you
                                                                                     should so indicate when signing name, by duly
                                                                                     authorized officer.  If shares are held
                                                                                     jointly, each stockholder named should sign.

                                                                                     DATE
                                                                                     -------------------------------------------
                                                                                     SIGNATURE
                                                                                     -------------------------------------------
                                                                                     SIGNATURE
                                                                                     -------------------------------------------
IMPORTANT--PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE
         WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
